Exhibit B
SIMCERE PHARMACEUTICAL GROUP
OFFER TO EXCHANGE STOCK OPTIONS FOR REPLACEMENT RESTRICTED SHARES
EXPIRES 11:59 P.M., BEIJING TIME, MAY 6, 2009
OFFERING CIRCULAR
     Simcere Pharmaceutical Group (“Simcere,” “we,” “our” or “us”) is offering our eligible directors, employees and consultants the right to exchange vested and unvested outstanding options to purchase ordinary shares of Simcere, par value $0.01 per share (the “Shares”) under the 2006 Stock Incentive Plan, (the “Stock Incentive Plan”) for restricted Shares. This offer is referred to as the “Offer.” The terms and conditions of the Offer and the right to receive restricted Shares are described in this offering circular (this “Offering Circular”).
     It is important that you read the detailed terms and conditions of the Offer that are contained in the “Terms of the Offer” section in this Offering Circular. Also be sure to carefully read the “Risk Factors” section in this Offering Circular. Capitalized terms used in this Offering Circular are defined in this Offering Circular. In the event of any conflict or discrepancy between the English and Chinese versions of this Offering Circular, the English version shall prevail.
The date of this Offering Circular is April 21, 2009.
This Offer will expire at 11:59 p.m., Beijing time, on May 6, 2009, unless we extend the expiration date.

SUMMARY OF OFFER EXPIRING ON MAY 6, 2009
     The following is a summary of some of the key terms and conditions of the Offer. It is important that you read the detailed terms and conditions and related risks of the Offer that are contained in the “Terms of the Offer” section in this Offering Circular.
•	Reasons for the Offer. Our American Depository Shares (“ADSs”) are traded on the New York Stock Exchange (“NYSE”) under the symbol “SCR”, and each ADS represents two Shares. We granted our directors, employees and consultants stock options to purchase our Shares under our Stock Incentive Plan. Unfortunately, because of the current economic conditions and the decline in the current market price of our ADSs, the outstanding stock options held by our directors, employees and consultants have exercise prices that are significantly higher than the current market price for an equivalent number of our ADSs and no longer provide the incentives that we intended when we granted them. These options are commonly referred to as being “underwater.” To help provide you with the right incentives, our Board of Directors approved this option exchange program. This Offer is completely voluntary and you do not have to accept the Offer.

•	Directors, Employees and Consultants eligible for the Offer. You must be a director, employee or consultant of Simcere or one of its affiliates holding Eligible Options (defined below) as of February 28, 2009 in order to participate in the Offer.

•	Options eligible for the Offer. Outstanding unexercised vested and unvested stock options held by eligible participants that are granted under our Stock Incentive Plan are eligible to be exchanged for the right to be receive restricted Shares. These options are referred to as your “Eligible Options.” You may not elect to tender only a portion of your Eligible Options. That is, you must accept or reject the Offer as to all of your Eligible Options. Partial tenders are not permitted.

•	Grant of Replacement Restricted Shares. If you accept the Offer, your Eligible Options will terminate on the first business day after the date the Offer expires and you will be granted restricted Shares from us on that date. These restricted Shares are referred to as your “Replacement Restricted Shares.”

•	Number of Replacement Restricted Shares. The intent of this Offer is for the fair value of the Replacement Restricted Shares you receive to be approximately equivalent to the fair value of the Eligible Options you tender for exchange. The number of Replacement Restricted Shares issued in exchange for tendered Eligible Options will be determined based upon an exchange ratio. The exchange ratio represents the number of Replacement Restricted Shares that will be issued in exchange for each Share underlying the tendered Eligible Option that will be cancelled in exchange for such Replacement Restricted Shares.

•	Other terms and conditions of Replacement Restricted Shares. Replacement Restricted Shares issued in exchange for tendered Eligible Options will have the same vesting terms as the Eligible Options they replace. The Replacement Restricted Shares will be granted pursuant to our Stock Incentive Plan and, accordingly, will be governed by the terms and conditions of the Stock Incentive Plan and a new award certificate evidencing the Restricted Shares.

•	When does the Offer expire? The Offer will expire at 11:59 p.m., Beijing time, on May 6, 2009. We may however, extend the Offer. If you want to accept the Offer, we must receive your election form before the expiration time of the Offer, otherwise you will be deemed to have rejected the Offer.
     Participation in this Offer is completely voluntary, and there are no penalties for electing not to participate. If you chose not to participate, you will not receive any Replacement Restricted Shares, and your Eligible Options will remain unchanged and in effect according to their terms and conditions.
     You should have an election form that we gave you along with this Offering Circular (your “Election Form”). You should also have:

•	a copy of our Stock Incentive Plan, and

•	a copy of each written option agreement that has been signed by Simcere and evidences each of your option grants under our Stock Incentive Plan (your “Option Agreements”).
     If you need another copy of any of these documents, contact Zhang Yinghui at +86 25 8556 6666 ext. 8848 or at zhangyinghui@simcere.com or Ren Weidong at +86 25 8556 6666 ext. 8800 or at renweidong@simcere.com. A copy of the Stock Incentive Plan is also available at http://idea.sec.gov/Archives/edgar/data/1384360/000119312507062807/dex104.htm
     It is important for you to have these documents available and be able to refer to them as you read this Offering Circular and decide whether you want to accept the Offer.
IMPORTANT
     If you want to participate in this Offer, before this Offer expires you must complete and sign the Election Form that we have provided to you and deliver the properly executed Election Form to us according to the instructions contained therein.
     To inform yourself about this Offer, you should:
•	read this entire document, your Election Form, your Option Agreements, the form Restricted Stock Award Certificate attached as the Annex hereto (the “Restricted Stock Award Certificate”), your Individual Option Statement that was prepared for you, and our Stock Incentive Plan as these documents contain important information; and

•	call or send an email to Zhang Yinghui at +86 25 8556 6666 ext. 8848 or zhangyinghui@simcere.com or Ren Weidong at +86 25 8556 6666 ext. 8800 or renweidong@simcere.com, if you have questions or need another copy of this document or any of the other documents listed above.
     We are making this Offer upon the terms and conditions described in this Offering Circular and the Offer is not conditioned on any minimum number of options being exchanged or number of eligible participants electing to participate. No government authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.
     ALTHOUGH OUR COMPENSATION COMMITTEE AND BOARD OF DIRECTORS HAVE APPROVED THIS OFFER, NEITHER WE NOR OUR COMPENSATION COMMITTEE OR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.
     You should only rely on the information contained in this Offering Circular, as it may be amended from time to time. You should not assume that the information provided in this Offering Circular is accurate as of any date other than the date as of which it is shown or, if no date is otherwise indicated, the date of this Offering Circular. This Offering Circular summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate. We have not authorized anyone to provide you with different information. We are not making an offer in any jurisdiction where the offer is not permitted. However, we may, at our sole discretion, take any actions necessary for us to make the Offer to option holders in any of these jurisdictions.
     If you have any questions about the impact of the Offer on your financial status, you should consult your personal financial advisor.

TERMS OF THE OFFER
The precise terms and conditions of the Offer are contained in the responses to the following questions.
•	Background and Reasons for the Offer: Questions 1 through 2

•	Risks of the Offer: Question 3

•	The Offer: Questions 4 through 16

•	Description of Terms and Conditions of Replacement Restricted Shares: Questions 19 through 20

•	Other Provisions; Administration: Questions 23 through 24
Capitalized terms not otherwise defined in this Section have the meanings given to those terms elsewhere in this Offering Circular.
BACKGROUND AND REASONS FOR THE OFFER
This section generally describes why we are making the Offer and answers some questions that you may have regarding the general structure of the Offer.
1.	Why is Simcere making the Offer?

We are making the Offer because we believe that your options no longer provide the incentives we had intended. Our ADSs are traded on the NYSE, and each ADS represents two Shares. We granted our directors, employees and consultants stock options to purchase our Shares under our Stock Incentive Plan. Unfortunately, because of the current economic conditions and the decline in the current market price of our ADSs, the outstanding stock options held by our directors, employees and consultants have exercise prices that are significantly higher than the current market price for an equivalent number of our ADSs and no longer provide the incentives that we intended when we granted them. These options are commonly referred to as being “underwater.” We are making the Offer on a voluntary basis to allow our directors, employees and consultants to choose whether to keep their current options at their current exercise prices, or to cancel those options in exchange for the grant of Replacement Restricted Shares. We are not required to make the Offer.

The Offer gives you an opportunity to receive Replacement Restricted Shares. We believe that, under the circumstances, this is the most efficient way to incentivize our directors, employees and consultants.

2.	Why can’t Simcere just lower the exercise price of my options or grant me additional options?

Re-pricing of Eligible Options was not undertaken because it would not yield the additional benefit of reducing the “overhang” of existing Eligible Options, which is the number of Shares underlying Eligible Options. Granting additional options would result in the issuance of additional Shares that would “dilute” the current ownership of shareholders. Our Board of Directors determined that, under the circumstances, the Offer was the most effective way to incentivize our directors, employees and consultants without unduly diluting our shareholders.
RISKS OF THE OFFER
This section generally describes some of the potential risks of the Offer.
3.	What are the potential risks of the Offer?

The Offer involves some potential risks and uncertainties. Therefore, it is important that you read all of the details, terms and conditions contained in this Offering Circular so that you can make an informed decision as to whether to accept the Offer.

The Replacement Restricted Shares could have a lower value than your Eligible Options. If you elect to participate in the Offer, for each Eligible Option you tender for exchange you will receive a number of Replacement Restricted Shares determined by multiplying the number of Shares underlying the Eligible Option you tender for exchange by the exchange ratio applicable to that option. If the price of our ADSs increases substantially above the exercise price of your Eligible Option after the date on which your Eligible Option is cancelled, that cancelled Eligible Option might prove to have been worth more than the Replacement Restricted Shares that you receive in exchange for it. In light of this risk of tendering, you may be better off keeping your Eligible Option rather than accepting the Offer.

In addition, you should consult with your own tax advisor to determine the tax consequences of acceptance or rejection of the Offer.
THE OFFER
This section describes the terms of the Offer, including the deadline for accepting the Offer, eligibility rules, how to accept the Offer, which options may be tendered in the Offer, and other terms and conditions of the Offer.
4.	What is the deadline (expiration time) for the Offer?

If you want to accept the Offer, the deadline for us to receive your Election Form is 11:59 p.m., Beijing time, on May 6, 2009, unless we, in our sole discretion, extend the Offer. This date is referred to in this Offering Circular as the “Expiration Date.”

If we do not receive your Election Form before that deadline, you will not be allowed to participate in the Offer.

5.	Who is eligible to participate in the Offer?

You are eligible to participate in the Offer only if you are a holder of one or more Eligible Options and a director, employee or consultant of Simcere or any one of its affiliates as of February 28, 2009.

6.	Are the terms and conditions of this Offer the same for everyone?

Yes. The terms and conditions of this Offer apply to all directors, employees and consultants of Simcere and its affiliates who hold Eligible Options.

7.	What options may I tender/exchange in the Offer?

You may only exchange your “Eligible Options.” Eligible Options are outstanding unexercised vested and unvested stock options held by eligible participants that are granted under our Stock Incentive Plan. You may not elect to tender only a portion of your Eligible Options. That is, you must accept or reject the Offer as to all of your Eligible Options. Your Individual Option Statement that we provided to you along with this Offering Circular sets forth a list of your Eligible Options and the number of Shares underlying each Eligible Option.

8.	How may I accept the Offer?

Read Offering Circular and Other Documents. To accept the Offer, you should first review this Offering Circular and the documents referred to in this Offering Circular.

Complete, Sign and Date Election Form. You should then complete, sign and date the Election Form. If you want to accept the Offer, you must indicate on the Election Form that you accept the Offer and agree to the terms and conditions of the Offer.

Return Election Form. You should then mail, email or hand deliver the completed, signed and dated Election Form to Simcere at the following address for receipt prior to 11:59 p.m., Beijing time, on May 6, 2009, or any later expiration time to which the Offer has been extended:
Zhang Yinghui
Simcere Pharmaceutical Group
No. 699-18 Xuan Wu Avenue
Xuan Wu District, Nanjing
Jiangsu Province 210042
People’s Republic of China
Email address: zhangyinghui@simcere.com
or
Ren Weidong
Simcere Pharmaceutical Group
No. 699-18 Xuan Wu Avenue
Xuan Wu District, Nanjing
Jiangsu Province 210042
People’s Republic of China
Email address: renweidong@simcere.com
If you choose to return the Election Form by email, you must scan the completed Election Form in its entirety and send it via email to one of the email addresses above.

We cannot accept Election Forms by any other means of delivery other than those means identified above. The method by which you deliver the signed Election Form to Simcere is at your option and risk and delivery will be effective only when the Election Form is actually received by us. You should allow sufficient time to ensure timely delivery. If we do not receive a valid Election Form from you prior to the deadline described in the response to Question 4 above, you will be deemed to have rejected the Offer.

If you need another Election Form or need additional information, please contact Zhang Yinghui at +86 25 8556 6666 ext. 8848 or at zhangyinghui@simcere.com or Ren Weidong at +86 25 8556 6666 ext. 8800 or at renweidong@simcere.com. If you request an Election Form, be sure to allow at least three (3) business days for delivery to you.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Election Form, nor will we incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the Election Form and validity, including time of receipt, of elections. Our determination of these matters will be final and binding.

Other. If the Election Form is signed by trustees, executors, administrators, guardians, attorneys-in-fact or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and submit evidence satisfactory to Simcere of their authority to act in this capacity.

Your election to accept or reject the Offer will become irrevocable upon the receipt and acceptance of the Election Form by Simcere. Be sure to read your Election Form. The effectiveness of any election that you may make to accept the Offer is subject to the eligibility conditions described in the response to Question 5 above.

Your election to participate in the Offer pursuant to the terms and conditions described in this Offering Circular constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for cancellation of the Eligible Options that you tender will constitute a binding agreement between you and us on the terms and subject to the conditions of this Offering Circular.

You are responsible for the method of delivery of your Election Form and ensuring that we receive your Election Form before the expiration time of the Offer. You should allow sufficient time to ensure timely delivery of your Election Form. If you miss the deadline, you will not be allowed to participate in the Offer.

9.	Can I choose which options I want to tender?

No. The Offer is being made on an “all or nothing” basis, which means that if you accept the Offer you must accept it as to all of your Eligible Options. You may not elect to tender only a portion of your Eligible Options.

10.	Can I tender options that I have already exercised?

No. The Offer applies only to the portions of your Eligible Options that unexercised and outstanding as of Expiration Date. It does not apply in any way to Shares that you purchased by exercising options or to any portion of an Eligible Option that you exercise before the Expiration Date.

If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and is therefore not included in the Offer. However, if you have exercised an Eligible Option in part, the remaining outstanding unexercised portion of the option grant is included in the Offer and may be tendered in the exchange.

For example, if you have an Eligible Option to purchase 100 Shares, but you have already exercised it with respect to 50 Shares, you may tender the unexercised portion of the Eligible Option relating to the 50 remaining Shares.

11.	Do I have to pay money or taxes if I accept the Offer?

You must pay the par value of $0.01 per share of the Replacement Restricted Shares that you receive pursuant to the Offer and such payment must be made no later than the time you sell such Replacement Restricted Shares. In addition, you should consult with your own tax advisor to determine the tax consequences of acceptance or rejection of the Offer. We will pay the expenses of administering the Offer.

12.	What if I change my mind?

Your election to accept or reject the Offer will become irrevocable upon the receipt and acceptance of the Election Form by us. We will rely on the first Election Form that we have received before the expiration time of the Offer. You cannot change or withdraw your election once you have submitted the Election Form unless we have modified the Offer in a material manner.

13.	Can the Offer be modified?

Yes. Prior to the expiration time of the Offer, we may, in our sole discretion, extend, modify or revoke the Offer. We will notify you if the Offer is revoked. You will also be notified (and given an opportunity to change any Election Form that you may have previously submitted) if we modify the Offer in any material manner.

We are not aware of any jurisdiction where the Offer, the acceptance of the Offer or the grant of Replacement Restricted Shares would violate applicable law. If we become aware of any jurisdiction where the Offer would violate applicable law, we will revoke the Offer in cases where applicable law cannot be satisfied. We may, where necessary, make the grant of Replacement Restricted Shares conditional on any required legal filings or approvals, modify the terms of the Replacement Restricted Shares to the extent necessary to satisfy applicable law, and we may delay the grant of Replacement Restricted Shares in cases where filings or approvals are required and have not been obtained.

14.	What will happen to my Eligible Options if I do not accept the Offer?

Participation in the Offer is entirely voluntary. If you do not accept the Offer, your Eligible Options will remain outstanding in accordance with their terms.

15.	What will happen to my Eligible Options if I accept the Offer?

By signing your Election Form and indicating that you accept the Offer, you agree to the cancellation of your Eligible Options and agree to the provisions of the release set forth in the Election Form. The release will operate as an unconditional release by you and your trustees, executors, administrators, guardians, attorneys-in-fact or others acting in a fiduciary or representative capacity of all rights and remedies relating to your Eligible Options.

By agreeing to the release, you agree that your Eligible Options, and all of your rights with respect to your Eligible Options, automatically terminate at the expiration time of the Offer. You retain, of course, your right to receive Replacement Restricted Shares on the terms and conditions described in this Offering Circular.

16.	If I accept the Offer, when will my Eligible Options be cancelled?

If you accept the Offer, your Eligible Options will be cancelled on the first business day following the Expiration Date. We expect that the cancellation date will be May 7, 2009. If the Expiration Date is extended, the cancellation date will be similarly extended.
DESCRIPTION OF TERMS AND CONDITIONS OF REPLACEMENT RESTRICTED SHARES
This section provides important information regarding the Replacement Restricted Shares to be granted as part of the Offer. The information in this section is qualified in its entirety by the more detailed information set forth in the Restricted Stock Award Certificate that will evidence each grant of Replacement Restricted Shares and by the more detailed information set forth in our Stock Incentive Plan.
17.	What will be the terms and conditions of the Replacement Restricted Shares?

The Replacement Restricted Shares will be granted under and subject to the terms and conditions of the Stock Incentive Plan and the restricted stock award certificate that will evidence your grant of Replacement Restricted Shares. If you accept the Offer, the restricted stock award certificate that will evidence your grant of Replacement Restricted Shares will be substantially similar to the Restricted Stock Award Certificate.

18.	When will the Replacement Restricted Shares be granted?

The Replacement Restricted Shares will be granted on the first business day after the Expiration Date, which is the same date that the Eligible Options that are tendered in the exchange will be cancelled. We expect that the grant date of the Replacement Restricted Shares will be May 7, 2009. If the Expiration Date is extended, then the grant date Replacement Restricted Shares will be similarly extended.

19.	If I accept the Offer, how many Replacement Restricted Shares will I be granted?

If you elect to participate in the Offer, for each Eligible Option you tender for exchange you will receive a number of Replacement Restricted Shares determined by multiplying the number of Shares underlying the Eligible Option you tender for exchange by the exchange ratio applicable to that option and rounding up to the nearest even whole number.

The exchange ratios selected for the Offer are intended to result in the issuance of Replacement Restricted Shares that, in the aggregate, have a fair value approximately equal to the fair value of the Eligible Options tendered in the exchange as calculated using the Black-Scholes valuation method. Black-Scholes is a mathematical formula used to calculate the theoretical present value of a stock option using variables such as our Share price, exercise price, volatility and expected option term.

The exchange ratio applicable to an option is dependent on the expiration date of that option and the exercise price of that option, as set forth below.

Expiration Date	Exercise Price	Exchange Ratio
November 14, 2012	$4.200	0.4847 : 1
March 28, 2013	$6.750	0.4006 : 1
March 8, 2014	$6.755	0.4710 : 1
August 31, 2014	$3.445	0.6337 : 1
The exchange ratios above are expressed as the number of Replacement Restricted Shares you will receive in exchange : the number of Shares underlying an Eligible Option you tender.

The total number of Replacement Restricted Shares you will receive in exchange for a tendered Eligible Option will be determined by multiplying the number of Shares underlying the tendered Eligible Option by the applicable exchange ratio and rounding up to the nearest even whole number. For example, if you exchanged an Eligible Option expiring on November 14, 2012 that entitled you purchase 100 Shares at an exercise price of $4.200 per Share, the exchange ratio applicable to your Eligible Option will be 0.4847 and you would receive 50 Replacement Restricted Shares.

20.	When will the Replacement Restricted Shares vest?

If you accept the Offer, each Replacement Restricted Share that you will be granted will vest and become exercisable on the same vesting schedule that applied to the corresponding cancelled Eligible Option. Therefore, if your Eligible Option was vested as to 50% of the Shares underlying that Eligible Option on the date it is cancelled, 50% of your Replacement Restricted Shares will also be vested (and the remaining 50% of the Restricted Replacement Shares will continue to vest on the same vesting schedule that applied to your cancelled Eligible Option). In addition, the Replacement Restricted Shares will be subject to the same termination of employment and change in control provisions that would have applied to the corresponding cancelled Eligible Options.
OTHER PROVISIONS; ADMINISTRATION
This section describes certain other aspects of the Offer, including the fact that the Offer does not confer any employment rights, and certain administrative information regarding the Offer.
21.	Does the Offer give me any rights to continued employment by Simcere?

No. If you are an employee of Simcere or any of its affiliates, the Offer does not have any effect on your employment status or give you any right to continued employment with Simcere or any of its affiliates. You will remain an at-will employee (subject to any express written employment agreement that you may have to the contrary) regardless of whether you elect to participate in the Offer. That means that you are not guaranteed employment for any period of time.

22.	How do I make a claim for payment of other benefits I may be owed?

If you accept the Offer, you generally will not have to take any other action to receive the grant of Replacement Restricted Shares in exchange for your cancelled Eligible Options. If, however, you believe that you are being denied a benefit to which you are entitled, you should file a written request with Simcere. The request should include the reasons for your claim. Any written claim request should be sent to:

Zhang Yinghui
Simcere Pharmaceutical Group
No. 699-18 Xuan Wu Avenue
Xuan Wu District, Nanjing
Jiangsu Province 210042
People’s Republic of China
Email address: zhangyinghui@simcere.com
or
Ren Weidong
Simcere Pharmaceutical Group
No. 699-18 Xuan Wu Avenue
Xuan Wu District, Nanjing
Jiangsu Province 210042
People’s Republic of China
Email address: renweidong@simcere.com
23.	Who will administer and pay the costs of administering the Offer?

Simcere will make all administrative decisions regarding the Offer and the exchange of Eligible Options for Replacement Restricted Shares. Without limiting that authority, we have the authority, in our sole discretion, to determine all questions as to the form of documents and the validity, eligibility, and acceptance of any election to participate in the Offer. Our determination on these matters will be final and binding on all persons. We reserve the right to waive any condition of the Offer, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or any other provision of the Offer. We are not obligated to give any notice of any defects or irregularities in Election Forms, nor will anyone incur any liability if you fail to return a valid Election Form.

You must pay the par value of $0.01 per share of the Replacement Restricted Shares that you receive pursuant to the Offer and such payment must be made no later than the time you sell such Replacement Restricted Shares. We will pay the expenses of administering the Offer.

We will not retain, nor will we pay any fees or commissions for, any broker, dealer, or other person to solicit elections to accept the Offer and such payment must be made no later than the time you sell such Replacement Restricted Shares. Any such solicitation is prohibited.

24.	What is the price of our Shares?

Our ADSs are traded on the NYSE under the symbol “SCR” and each ADS represents two Shares. On April 20, 2009, the closing price of our ADSs on the NYSE was $6.49. You should obtain current market quotations for our ADSs before deciding whether to participate in the Offer.

ADDITIONAL INFORMATION
     If you have any questions with respect to the Offer, the Replacement Restricted Shares, or any other matters discussed in this Offering Circular, please contact Zhang Yinghui at +86 25 8556 6666 ext. 8848 or Ren Weidong at +86 25 8556 6666 ext. 8800 or at the following address:
Zhang Yinghui
Simcere Pharmaceutical Group
No. 699-18 Xuan Wu Avenue
Xuan Wu District, Nanjing
Jiangsu Province 210042
People’s Republic of China
Email address: zhangyinghui@simcere.com
or
Ren Weidong
Simcere Pharmaceutical Group
No. 699-18 Xuan Wu Avenue
Xuan Wu District, Nanjing
Jiangsu Province 210042
People’s Republic of China
Email address: renweidong@simcere.com

ANNEX
SIMCERE PHARMACEUTICAL GROUP
2006 STOCK INCENTIVE PLAN
FORM OF RESTRICTED STOCK AWARD CERTIFICATE
     THIS CERTIFICATE (the “Certificate”), is made effective as of the ___ day of May, 2009 and is issued to ____________, (hereinafter called the “Participant”) pursuant to an exchange offer that commenced on April 21, 2009 (hereinafter called the “Offer”) whereby Simcere Pharmaceutical Group, a corporation incorporated in the Cayman Islands (hereinafter called the “Company”) offered to its eligible employees the right to exchange vested and unvested outstanding options to purchase Shares under the 2006 Stock Incentive Plan, (hereinafter called the “Stock Incentive Plan”) for restricted Shares. The Plan is incorporated herein by reference and made a part of this Certificate. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
     1. Grant of the Restricted Shares. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Certificate, and pursuant to the Offer, in exchange for an option to purchase an aggregate of [insert number of tendered options] Shares, which were granted by the Company to Participant on [insert date] (hereinafter called the “Date of Cancelled Option Grant”), the Company hereby grants to the Participant a Restricted Stock Award consisting of [insert number of granted Shares] Shares (hereinafter called the “Restricted Shares”). The Restricted Shares shall vest and become nonforfeitable in accordance with Section 2 hereof.
     2. Vesting
     (a) [Insert number of Restricted Shares] of the Restricted Shares shall immediately vest and become nonforfeitable and, subject to the Participant’s continued Employment with the Company, (i) [insert number of Restricted Shares] of the Restricted Shares shall vest on the first anniversary of the Date of Cancelled Option Grant; (ii) [insert number of Restricted Shares] of the Restricted Shares shall vest on the second anniversary of the Date of Cancelled Option Grant; (iii) [insert number of Restricted Shares] of the Restricted Shares shall vest on the third anniversary of the Date of Cancelled Option Grant; (iv) [insert number of Restricted Shares] of the Restricted Shares shall vest on the fourth anniversary of the Date of Cancelled Option Grant; and (v) [insert number of Restricted Shares] of the Restricted Shares shall vest on the fifth anniversary of the Date of Cancelled Option Grant.
     (b) If the Participant’s Employment with the Company is terminated for any reason, the Restricted Shares shall, to the extent not then vested, be forfeited by the Participant without consideration; provided however, that in special circumstances, the Board of Directors of the Company (the “Board”) may, after discussion, accelerate vesting of the unvested portion of the Restricted Shares at a ratio determined by the Board.
     (c) Notwithstanding any other provision of this Certificate to the contrary, in the event of a Change in Control the Restricted Shares shall, to the extent not then vested and not previously forfeited, immediately become fully vested as contemplated by Section 9(b) of the Plan.

A-1

     3. Certificates. Certificates evidencing the Restricted Shares shall be issued by the Company and shall be registered in the Participant’s name on the stock transfer books of the Company promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to the vesting of such Restricted Shares pursuant to Section 2. As a condition to the receipt of this Restricted Stock Award, the Participant shall deliver to the Company a stock power, duly endorsed in blank, relating to the Restricted Shares. No certificates shall be issued for fractional Shares.
     4. Rights as a Stockholder. The Participant shall be the record owner of the Restricted Shares until or unless such Restricted Shares are forfeited pursuant to Section 2 hereof, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights with respect to the Restricted Shares. Without limiting the generality of the foregoing, (i) no cash or in-kind dividends or other distributions shall be paid with respect to the Restricted Shares which have not previously vested, and (ii) the Restricted Shares shall be subject to the limitations on transfer and encumbrance set forth in Section 7 hereof. As soon as practicable following the vesting of any Restricted Shares pursuant to Section 2, certificates for the Restricted Shares which shall have vested shall be delivered to the Participant or to the Participant’s legal guardian or representative along with the stock powers relating thereto.
     5. Legend on Certificates. The certificates representing the vested Restricted Shares delivered to the Participant as contemplated by Section 4 above shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable U.S. federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
     6. No Right to Continued Employment. The granting of the Restricted Shares evidenced by this Certificate shall impose no obligation on the Company or any Affiliate to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of such Participant.
     7. Transferability. The Restricted Shares may not, at any time prior to becoming vested pursuant to Section 2, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Restricted Shares to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.
     8. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Restricted Shares, their grant or vesting or any payment or transfer with respect to the Restricted Shares and to take such action as may be

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necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.
     9. Securities Laws. Upon the vesting of any Restricted Shares, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Certificate.
     10. Notices. Any notice necessary under this Certificate shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
     11. Choice of Law. This Certificate shall be governed by and construed in accordance with the laws of the state of New York.
     12. Restricted Stock Award Subject to Plan. By accepting this Certificate the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Restricted Stock Award and the Restricted Shares granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

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